Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-264751, 333-264746, 333-248656, and 333-238585) and Forms S-8 (Nos. 333-262971, 333-253514, 333-237589, and 333-225196) of Kiniksa Pharmaceuticals, Ltd. of our report dated March 2, 2023 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 2, 2023